Exhibit 1

PROSPECTUS SUPPLEMENT                     FILED PURSUANT TO RULE NO.  424(b)(3)
(To Prospectus dated March 12, 2004)                REGISTRATION NO.  333-63924




                                     [LOGO]




                         300,000,000 Depositary Receipts
                          CP HOLDRSsm Deposit Facility



         This prospectus supplement supplements information contained in the prospectus dated March 12, 2004, relating to the sale of up to 300,000,000 depositary receipts by the CP HOLDRSsm Deposit Facility.

         The name, ticker symbol, share amounts and primary trading market of each company represented by a round-lot of 100 CP HOLDRS is as follows:

                                                Share        Primary
Name of Company                        Ticker  Amounts    Trading Market
-------------------------------        ------  -------    --------------
EnCana Corporation                      ECA     68.4           NYSE
Fording Canadian Coal Trust             FDG     16.6           NYSE
CP Ships Limited                        TEU      25            NYSE
Canadian Pacific Railway Company         CP      50            NYSE
Fairmont Hotels and Resorts Inc.        FHR      25            NYSE


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

         The date of this prospectus supplement is September 30, 2004.